EX-99.14.f

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated September 21, 2023, relating to the financial statements and financial highlights, which appears in Delaware High-Yield Opportunities Fund’s Annual Report on Form N-CSR for the year ended July 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 17, 2024